   Trading Symbols (TSX V:LMD; OTC BB: LNGMF)

151 Bloor St West                         Kenzo Oriental Tower 11K

Suite 703                                          48 Dongzhimenwai Dajie

Toronto, Ontario                                      Dongcheng District

Canada M5S 1S4                                  Beijing 100027 China

Tel :  416.927.7000                                Tel:  86.10.5160.0689

Fax : 416.927.1222                               Fax:  86.10.5160.0788

                             www.lingomedia.com

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LINGO MEDIA SIGNS FORMAL AGREEMENT TO ACQUIRE SPEAK2ME & RESERVES OVER-ALLOTMENT

Toronto, Canada, September 12, 2007 - Lingo Media Inc. (TSX-V: LMD; OTC BB: LNGMF) (“Lingo Media" or the "Company"), is pleased to announce that it has executed a formal agreement with Speak2Me Inc. ("Speak2Me") and its shareholders (the "Vendors") providing for the acquisition of all the issued and outstanding shares of Speak2Me, a private Ontario company, such that upon completion of the acquisition, Speak2Me will be a wholly-owned subsidiary of the Company (the "Acquisition").  The details of the Acquisition are set forth in a news release previously issued by Lingo Media on August 28, 2007.  The Acquisition is subject to the approval of Lingo Media’s shareholders at its upcoming annual and special meeting scheduled for October 5, 2007.

The board of directors of Lingo Media believe that the Acquisition of Speak2Me is in the best interest of its shareholders as it will enable the Company to expand its current business from traditional media into new media through the launch of a unique online service focused on the teaching and practice of English language learning.  In addition, this Acquisition will enable Lingo Media to move from a highly regulated publishing market in China to a highly encouraged high-tech market where the government is supportive, approvals are prompt and barriers to entry are low.  Speak2Me’s online service extends the Company’s products and services beyond its existing print, audio/video cassette and CD-based English language learning programs. This Acquisition also extends Lingo Media’s market reach by enabling it to develop its own distribution channels and markets through the sale of its software and online service to the consumer and institutional markets by building direct relationships with its customers and creating an online social networking service and user database. Speak2Me’s online service will enhance Lingo Media’s revenue mix and add incremental revenues through advertising and subscription sales.

Lingo Media also announced today the addition of an over-allotment option to the private placement financing previously announced on August 28, 2007. The Company will have the option to sell up to an additional 100% of the Subscription Receipts offered for up to 30 days following the closing of the private placement to cover over-subscriptions and for market stabilization purposes. The other terms of the private placement, as found in the August 28, 2007 press release, remain the same.

About Speak2Me

Speak2Me has developed software combining speech recognition and avatar technologies for the teaching and practice of English language learning, including applications designed for spoken English.  Speak2Me is now creating an online social networking service for English language learners around the world using this software.  For the launch of its service in China, Speak2Me plans to take advantage of Lingo Media’s market presence and extensive business relationships established over the past eight years.

About Lingo Media (TSX V: LMD; OTC BB: LNGMF)

Lingo Media is a publisher and distributor of educational programs in China and Canada.

In China, the Company publishes print, audio/video cassette and CD-based English language learning programs for students and teachers from pre-school through university. Lingo Media has an established presence in the Chinese educational market of more than 200 million English language students.  To date, over 165 million units from Lingo Media's library of more than 300 program titles have been published and sold in China.

In Canada, Lingo Media specializes in the field of early childhood cognitive development, through its recent acquisition of A+ Child Development (Canada) Ltd. (“A+”), which distributes educational materials along with its unique curriculum.  A+ has been operating in Canada for over ten years through its four offices in Calgary, Edmonton, Vancouver and Toronto. Lingo Media plans to introduce A+’s learning system and products to parents of pre-school children in China.

For further information, contact:

Lingo Media

Michael Kraft, President & CEO Tel: (416) 927-7000, ext. 23 Toll Free Tel: (866) 927-7011 Fax: (416) 927-1222 Email: investor@lingomedia.com To learn more, visit www.lingomedia.com

Portions of this press release include "forward-looking statements", which may be understood as any statement other than a statement of historical fact.  Forward-looking statements contained in this press release are made pursuant to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.  Actual results may vary materially from management's expectations and projections expressed in this press release.  Certain factors that can affect the Company's ability to achieve projected results are described in the Company's Annual Report 20-F and other reports filed with the Securities and Exchange Commission.

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